UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2019

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

7000 Marina Boulevard, Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

(628) 252-7500

(Registrant’s telephone number, including area code)

501 Canal Blvd., Richmond, California 94804

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Amended and Restated Executive Severance Plan

On February 6, 2019, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sangamo Therapeutics, Inc. (the “Company”) approved the Company’s Amended and Restated Executive Severance Plan (the “Amended Severance Plan”), which amends and restates in its entirety the Company’s Executive Severance Plan that became effective on March 14, 2017.

The Amended Severance Plan, which is administered by the Compensation Committee, provides severance benefits to certain key employees of the Company (the “Eligible Employees”) whose employment with the Company terminates under certain prescribed circumstances, as described in more detail below. All of the Company’s executive officers are Eligible Employees under the Amended Severance Plan.

Under the terms of the Amended Severance Plan, in the event that the Company terminates an Eligible Employee’s employment without cause or the Eligible Employee resigns for good reason, in either case during the 12-month period beginning on the date of a change in control of the Company (the “Change in Control Period”), and the Eligible Employee timely executes a general release of claims against the Company, the Eligible Employee will receive the following severance benefits: (a) a cash payment equal to the sum of (i) an amount ranging from 9 to 18 months of the Eligible Employee’s base salary depending on the Eligible Employee’s position (which increased from 12 to 15 months for the Company’s Executive Vice Presidents) and (ii) 1/12 of the Eligible Employee’s target bonus for the year of termination multiplied by a number ranging from 9 to 18 depending on the Eligible Employee’s position (which increased from 12 to 18 for the Company’s Chief Executive Officer and from 12 to 15 for the Company’s Executive Vice Presidents), payable in installments following termination, (b) reimbursement for the Eligible Employee’s monthly COBRA premiums for 9 to 18 months following termination, depending on the Eligible Employee’s position (which increased from 12 to 18 months for the Company’s Chief Executive Officer and from 12 to 15 months for the Company’s Executive Vice Presidents), and (c) accelerated vesting of all of the Eligible Employee’s outstanding equity awards, with any outstanding option as so accelerated remaining exercisable for a period of up to 12 months following termination.

In addition, in the event that the Company terminates an Eligible Employee’s employment without cause or the Eligible Employee resigns for good reason, in either case other than during the Change in Control Period, and the Eligible Employee timely executes a general release of claims against the Company, the Eligible Employee will receive the following severance benefits: (i) a cash payment in an amount ranging from 9 to 18 months of the Eligible Employee’s base salary, depending on the Eligible Employee’s position (which increased from 12 to 18 months for the Company’s Chief Executive Officer, from 9 to 15 months for the Company’s Executive Vice Presidents and from 9 to 12 months for the Company’s Senior Vice Presidents), payable in installments following termination, and (ii) reimbursement for the Eligible Employee’s monthly COBRA premiums for 9 to 18 months following termination, depending on the Eligible Employee’s position (which increased from 12 to 18 months for the Company’s Chief Executive Officer, from 9 to 15 months for the Company’s Executive Vice Presidents and from 9 to 12 months for the Company’s Senior Vice Presidents).

The foregoing description of the Amended Severance Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amended Severance Plan which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Increased Target Bonus Percentage under Amended and Restated Incentive Compensation Plan

On February 6, 2019, the Compensation Committee approved an increase to the target bonus percentage applicable to the Company’s Executive Vice Presidents under the Company’s Amended and Restated Incentive Compensation Plan (the “Cash Incentive Plan”) from 35% to 40% of base salary for the 2019 performance period. The Cash Incentive Plan, which is administered by the Compensation Committee, provides for cash incentive, or bonus, compensation to the Company’s employees that may be earned based on the attainment of specified corporate performance objectives and, as applicable, individual performance objectives during designated performance periods, subject to the satisfaction of any required continued service conditions, in each case as determined and approved by the Compensation Committee or its designee. Unless otherwise determined by the Compensation Committee, performance periods for the Cash Incentive Plan will occur each calendar year. All of the Company’s employees, including the Company’s executive officers, who are employed with the Company on or before October 31st of a calendar year, are eligible to participate in the Cash Incentive Plan for such calendar year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

By:	/s/ Heather Turner
Name:	Heather Turner
Title:	Executive Vice President and General Counsel

Dated: February 12, 2019